Earnings Per Share


				     Nine Months           Three Months
				    Ended June 30,        Ended June 30,
			       ----------------------  ----------------------
				  1997        1996        1997        1996
			       ----------  ----------  ----------  ----------
    [S]                            [C]         [C]         [C]         [C]
    Net income                    6,677       5,738       1,511       2,299

    Weighted average
      shares outstanding       11,603,100   8,631,578  11,627,965   8,631,578
			       ----------  ----------  ----------  ----------
    Earnings per share          $   0.57    $   0.66    $   0.13    $   0.27
			       ----------  ----------  ----------  ----------


    (1) Includes common-stock outstanding and common-stock equivalent-stock options.